Exhibit 99.1

Advanced Growing Systems, Inc. Makes the Jump to Trade on the Bulletin Board

Thursday February 28, 8:00 am ET

ALPHARETTA GA—(MARKET WIRE)—Feb 28, 2008 – Advanced Growing Systems, Inc. (OTCBB:AGWS—News) has satisfied all the necessary requirements put forth by the Financial Industry Regulatory Authority (Formerly NASD) to be quoted on the OTC Bulletin Board. Beginning February 27, 2008, AGWS began to be quoted on the OTCBB by vFinance, Inc., AGWS’s sponsoring market-maker. The Company most recently has been quoted only on the Pink Sheets under the same ticker.

Chief Executive Officer Chris Nichols released the following statement regarding Advanced Growing’s move to the Bulletin Board, “Advanced Growing Systems’ progression to the OTCBB is one of the many milestones we have achieved while continuing to drive shareholder value and develop company assets. We hope that this transition to the OTCBB platform, made possible by the work of the vFinance team, will provide improved trading visibility to our investors and enhance the overall market efficiency of our stock. Advanced Growing Systems, Inc. will maintain its course to progress to a larger exchange as the company continues to establish its position in the fertilizer and wholesale nursery marketplace.”

In order to receive regular updates on AGWS please click on the following link:

http://www.b2i.us/irpass.asp?BzID=1435&to=ea&s=0.

About AGWS:

Advanced Growing Systems, Inc. (“AGSI” or the “Company”), founded in 2006, is the parent company of Organic Growing Systems, Inc. (a scientifically advanced Organic fertilizer manufacturer) and Advanced Nurseries, Inc. (a wholesale group of Commercial Nurseries located in the Southeastern US). AGSI is dedicated to providing its shareholders significant value and is directly involved in the $48 Billion fertilizer market and the $66 Billion Green Industry. For more information, please visit www.AGSIncorporated.com.

FORWARD-LOOKING STATEMENTS:

Statements about AGSI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. AGSI’s actual results could differ materially from expected results. AGSI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comments made within this objective; AGSI will appropriately inform the public.